Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Fox Corporation (“FOX,” the “Company,” “we,” “us,” and “our”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): the Class A Common Stock and the Class B Common Stock, in each case as defined below.
DESCRIPTION OF OUR CAPITAL STOCK
The following is a summary of the material terms of the Class A Common Stock and the Class B Common Stock that are contained in our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”) and is qualified in its entirety by reference to these documents. You should refer to the Certificate of Incorporation and the Bylaws, each of which is included as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. In addition, you should refer to the General Corporation Law of Delaware, as amended (the “DGCL”), which may also affect the terms of our Common Stock (as defined below).
General
Our authorized share capital consists of 2,000,000,000 shares of class A common stock, par value $0.01 per share (the “Class A Common Stock”), 1,000,000,000 shares of class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), 35,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and 35,000,000 shares of series common stock, par value $0.01 per share (the “Series Common Stock”). The Class A Common Stock and the Class B Common Stock are listed on The Nasdaq Global Select Market under the symbols “FOXA” and “FOX,” respectively.
Class A Common Stock and Class B Common Stock
Voting Rights
Class A Common Stock Voting Rights
A holder of Class A Common Stock may only vote under the following circumstances:

•	on a proposal to dissolve FOX or to adopt a plan of liquidation of FOX, and with respect to any matter to be voted on by our stockholders following adoption of a proposal to dissolve FOX or to adopt a plan of liquidation of FOX;

•	on a proposal to sell, lease or exchange all or substantially all of FOX’s property and assets;

•	on a proposal to adopt an agreement of merger or consolidation in which FOX is a constituent corporation, as a result of which our stockholders prior to the merger or consolidation would own less than sixty percent (60%) of the voting power or capital stock of the surviving corporation or consolidated entity (or the direct or indirect parent of the surviving corporation or consolidated entity) following the merger or consolidation; and

•	with respect to any matter to be voted on by our stockholders during a period during which a dividend (or part of a dividend) in respect of Class A Common Stock has been declared and remains unpaid following the payment date with respect to such dividend (or part thereof).

Other than as set forth in the preceding paragraph and as provided by law, a holder of a share of Class A Common Stock has no right to vote.
To the extent the holders of Class A Common Stock are entitled to vote on a particular matter, they shall vote in the same manner and subject to the same conditions as the holders of Class B Common Stock, Preferred Stock or Series Common Stock.
At annual and extraordinary general meetings of stockholders:

•	a majority in voting power of all of the outstanding shares of the stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for all purposes; and

•	each holder of Class A Common Stock represented at a meeting of stockholders shall be entitled to cast one vote for each share of Class A Common Stock entitled to vote at the meeting.

Class B Common Stock Voting Rights
As a general matter, holders of Class B Common Stock are entitled to one vote per share on all matters on which stockholders have the right to vote, including director elections.
Vote Required
Unless otherwise provided by the Certificate of Incorporation or the Bylaws, or provided by the rules or regulations of any stock exchange applicable to us, applicable law or pursuant to any regulation applicable to us or our securities, (a) directors shall be elected by majority of votes cast in uncontested director elections (and by plurality of votes cast in contested director elections) and (b) any other question brought before any meeting of stockholders shall be determined by the affirmative vote of a majority of the votes cast thereon by the holders represented and entitled to vote at the meeting.
Ownership of Class A Common Stock and Class B Common Stock by the Murdoch Family Trust and K. Rupert Murdoch
As a result of his ability to appoint certain members of the board of directors of the corporate trustee of the Murdoch Family Trust, which beneficially owns less than one percent of the outstanding Class A Common Stock and 43.39% of Class B Common Stock, K. Rupert Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. K. Rupert Murdoch, however, disclaims any beneficial ownership of these shares. Also, K. Rupert Murdoch beneficially owns or may be deemed to beneficially own an additional less than one percent of Class B Common Stock. Thus, K. Rupert Murdoch may be deemed to beneficially own in the aggregate less than one percent of Class A Common Stock and 43.90% of Class B Common Stock. This concentration of voting power could discourage third parties from making proposals involving an acquisition of FOX. Additionally, the ownership concentration of Class B Common Stock by the Murdoch Family Trust increases the likelihood that proposals submitted for stockholder approval that are supported by the Murdoch Family Trust will be adopted and proposals that the Murdoch Family Trust does not support will not be adopted, whether or not such proposals to stockholders are also supported by the other holders of Class B Common Stock.
Dividends
Holders of Class A Common Stock and Class B Common Stock are generally entitled to such dividends, if any, as may be declared by our Board of Directors from time to time in its sole discretion out of our assets or legally available funds, subject to the following provisions:

•	if dividends are declared on Class A Common Stock or Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of Class A Common Stock and Class B Common Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of such class of Common Stock), respectively; and

•	in no event shall the shares of the Class A Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

Any dividends declared by our Board of Directors on a share of Common Stock shall be declared in equal amounts with respect to each share of Class A Common Stock and Class B Common Stock (as determined in good faith by our Board of Directors in its sole discretion), provided that in the case of dividends payable in shares of our Common Stock, or securities convertible into, or exercisable or exchangeable for, our Common Stock, or dividends or other distributions (including, without limitation, any distribution pursuant to a stock dividend or a “spin-off,” “split-off” or “split-up” reorganization or similar transaction) payable in shares or other equity interests of any corporation or other entity, which immediately prior to the time of the dividend or distribution is a subsidiary of FOX and which possesses authority to issue Class A Common Stock or equity interests and Class B Common Stock or equity interests (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests) with voting characteristics identical or comparable to those of Class A Common Stock and Class B Common Stock, respectively, such dividends shall be paid as provided for in the Certificate of Incorporation.
Authorized but Unissued Shares
Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. We may issue shares for a variety of purposes, including to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise by making such attempts more difficult or more costly.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of FOX, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of Preferred Stock or Series Common Stock, the holders of shares of Class A Common Stock, Class B Common Stock and, to the extent the terms thereof so provide, the Preferred Stock and Series Common Stock shall be entitled to receive all of our remaining assets available for distribution to our stockholders, ratably in proportion to the number of shares held by them (or, with respect to any series of the Preferred Stock or Series Common Stock, according to their terms).
No Preemptive Rights
No holder of any Common Stock has any preemptive rights to subscribe to any FOX securities of any kind or class.
Transfer Restrictions and Redemption
In addition to the transfer restrictions described under “Anti-Takeover Effects of Various Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws-Transfer Restrictions,” the Certificate of Incorporation provides for certain regulatory restrictions on transfers.
If the Company has reason to believe that the Ownership (as defined in the Certificate of Incorporation), or proposed Ownership, of shares of capital stock of the Company by any stockholder, other Owner (as defined in the Certificate of Incorporation) or Proposed Transferee (as defined in the Certificate of Incorporation) could, either by itself or when taken together with the Ownership of any shares of capital stock of the Company by any other Person (as defined in the Certificate of Incorporation), result in any Violation (as defined in the Certificate of Incorporation), such stockholder, other Owner or Proposed Transferee, upon request of the Company, shall promptly furnish to the Company such information as the Company may reasonably request to determine whether the Ownership of, or the exercise of any rights with respect to, shares of capital stock of the Company by such stockholder, other Owner or Proposed Transferee could result in any Violation.

If (i) any stockholder, other Owner or Proposed Transferee from whom information is requested should fail to respond to such request within the period of time (including any applicable extension thereof) determined by the Board of Directors, or (ii) whether or not any stockholder, other Owner or Proposed Transferee timely responds to any such request for information, the Board of Directors shall conclude that effecting, permitting or honoring any Transfer (as defined in the Certificate of Incorporation) or the Ownership of any shares of capital stock of the Company, by any such stockholder, other Owner or Proposed Transferee, could result in any Violation, or that it is in the interest of the Company to prevent or cure any such Violation or any situation which could result in any such Violation, or mitigate the effects of any such Violation or any situation that could result in any such Violation, then the Company may, inter alia, (A) refuse to permit any Transfer of record of shares of capital stock of the Company that involves a Transfer of such shares to, or Ownership of such shares by, any Disqualified Person (as defined in the Certificate of Incorporation), (B) refuse to honor any such Transfer of record effected or purported to have been effected, and in such case any such Transfer of record shall be deemed to have been void ab initio, (C) suspend those rights of stock ownership the exercise of which could result in any Violation and/or (D) redeem such shares in accordance with the paragraph below.
Notwithstanding any other provision of the Certificate of Incorporation to the contrary, but subject to the provisions of any resolution or resolutions of the Board of Directors creating any series of Series Common Stock or any series of Preferred Stock, outstanding shares of Common Stock, Series Common Stock or Preferred Stock shall always be subject to redemption by the Company, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken with respect to any shares of capital stock of the Company of which any Disqualified Person is the stockholder, other Owner or Proposed Transferee. The terms and conditions of such redemption shall be as set forth in the Certificate of Incorporation.
We shall, to the extent required by law, note on the certificates of our capital stock that shares represented by such certificates are subject to the restrictions set forth in this section.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.
Preferred Stock and Series Common Stock
The Certificate of Incorporation authorizes our Board of Directors to designate and issue from time to time one or more series of Preferred Stock or Series Common Stock without stockholder approval, provided that our Board of Directors shall not issue any shares of Preferred Stock or Series Common Stock which entitle the holders thereof to more than one vote per share without an affirmative vote of the majority of the holders capital stock of FOX entitled to vote generally in the election of directors. Under the terms of the Certificate of Incorporation, our Board of Directors is authorized, subject to limitations prescribed by the DGCL, and by the Certificate of Incorporation, to issue up to 35,000,000 shares of Preferred Stock and up to 35,000,000 shares of Series Common Stock, each in one or more series, without further action by the holders of our Common Stock. Our Board of Directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of Preferred Stock, and to fix the number of classes or series of Preferred Stock or Series Common Stock, the number of shares constituting any such class or series and the voting powers for each class or series.
Our Board of Directors may issue Preferred Stock or Series Common Stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.
Anti-Takeover Effects of Various Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws
Size of Board and Vacancies; Removal
Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, the Certificate of Incorporation and the Bylaws provide that the total number of directors constituting the entire Board of Directors shall be not less than three (3), with the then-authorized number of directors being fixed from time to time exclusively by the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of directors and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.
Stockholder Action by Written Consent
Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, the Certificate of Incorporation and the Bylaws provide that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent (unless there are three record holders or fewer).
Amendment of Bylaws
The Certificate of Incorporation provides that the Board of Directors is authorized to adopt, repeal, alter or amend our bylaws by a vote of a majority of the entire Board of Directors. In addition to any requirements of law and any other provision of the Certificate of Incorporation, our stockholders are able to, with the affirmative vote of holders of 65% or more of the combined voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, adopt, amend or repeal any provision of our bylaws.
Transfer Restrictions
The Certificate of Incorporation provides that an Owner of shares of Class A Common Stock or Class B Common Stock may not sell, exchange or otherwise transfer Ownership of such shares to any person who has made an Offer (as defined in the Certificate of Incorporation) pursuant to such Offer unless such Offer relates to both Class A Common Stock and Class B Common Stock, or another Offer or Offers are contemporaneously made with such Offer by such person such that, between all the Offers, they relate to both Class A Common Stock and Class B Common Stock, and the terms and conditions of such Offer or Offers as they relate to each of the Class A Common Stock and Class B Common Stock are Comparable (as defined in the Certificate of Incorporation). We shall, to the extent required by law, note on the certificates of our Common Stock that shares represented by such certificates are subject to the restrictions set forth in this paragraph.
Stockholder Meetings
Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, the Certificate of Incorporation and the Bylaws provide that special meetings of stockholders (i) may be called by the Board of Directors pursuant to a resolution approved by a majority of the total number of directors then constituting the entire Board of Directors, (ii) may be called by the chairman or a vice or deputy chairman of our Board of Directors or (iii) shall be called by the secretary of FOX upon the written request of holders of record of not less than 20% of the outstanding shares of Class B Common Stock, proposing a proper matter for stockholder action under the DGCL at such special meeting, provided that (a) no such special meeting of stockholders shall be called pursuant to clause (iii) if the written request by such holders is received less than 135 days prior to the first anniversary of the date of the preceding annual meeting of stockholders of FOX and (b) any special meeting called pursuant to clause (iii) shall be held not later than 100 days following receipt of the written request by such holders, on such date and at such time and place as determined by the Board of Directors.
Requirements for Advance Notice of Stockholder Nominations and Proposals
Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, the Bylaws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to our Board of Directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to our Board of Directors or proposing other business is required to give our secretary written notice of the proposal at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. These stockholder proposal deadlines are subject to exceptions if the annual meeting date is set more than 30 days before or 70 days after such anniversary date, or if no annual meeting was held in the preceding year, in which case notice by such stockholder, to be timely, must be so delivered not earlier than the close of business on the 120th day prior to the date of the current year’s annual meeting and not later than the close of business on the later of the 90th day prior to the date of the current year’s annual meeting, or the 10th day following the day on which public announcement of the date of the current year’s annual meeting is first made. If a special meeting of stockholders is called for the election of directors, a stockholder proposing to nominate a person for that election must give our secretary written notice of the proposal at our principal executive offices not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The Bylaws prescribe specific information that any such stockholder notice must contain, including, without limitation, a description of the proposal, the reasons for the proposal, and other specified matters.
These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.
Forum Selection
The Bylaws provide that, unless FOX consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action, action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or employee of FOX to FOX or its stockholders, action arising pursuant to any provision of the DGCL, action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or action asserting a claim governed by the internal affairs doctrine. In addition, the Bylaws provide that, unless FOX consents in writing to the selection of an alternative forum, the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of FOX’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.
Any person or entity purchasing or otherwise acquiring any interest in the Common Stock is deemed to have received notice of and consented to the foregoing forum selection bylaw, which could limit FOX stockholders’ ability to choose the judicial forum for disputes with FOX. The enforceability of similar forum selection clauses in other companies’ bylaws or similar governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection clause contained in the Bylaws to be inapplicable or unenforceable in such action.
Limitation of Liability for Officers and Directors and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors and officers, as applicable. The Certificate of Incorporation and the Bylaws include provisions that exculpate and indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages by reason of the fact that he or she is or was a director or officer of FOX or any of its direct or indirect subsidiaries or is or was serving at the request of FOX as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise against any expense, as the case may be. The Bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under such bylaws or the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance, at our own expense, to protect us, our directors, officers and certain employees for some liabilities, whether we would have the power to indemnify our directors, officers or employees from such liabilities under the DGCL or not. The limitation of liability and indemnification provisions included in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, this provision does not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or officer’s duty of care. The provisions do not alter the liability of directors and officers under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Our insurance policies insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. The insurance provides coverage, subject to its terms and conditions, if FOX is unable (e.g., due to bankruptcy) or unwilling to indemnify the directors and officers for a covered wrongful act.
Certain Corporate Opportunities
The Bylaws contain provisions relating to certain corporate opportunities that may simultaneously be of interest to us and to News Corporation (“News Corp”). These provisions will provide that in the event that any of our stockholders who are: (x) K. Rupert Murdoch, his wife, child or more remote issue, or brother or sister or child or more remote issue of a brother or sister, which we refer to collectively as the Murdoch Family, or (y) any person directly or indirectly controlled by one or more members of the Murdoch Family, which we refer to as a Murdoch Controlled Person; provided that a trust and the trustees of such trust shall be deemed to be controlled by any one or more members of the Murdoch Family if a majority of the trustees of such trust are members of the Murdoch Family or may be removed or replaced by any one or more of the members of the Murdoch Family and/or Murdoch Controlled Persons, which we refer to each as a Covered Stockholder (so long as such Covered Stockholders continue to own, in the aggregate, 10% or more of the voting stock of each of us and News Corp) or any of our directors and officers, which we refer to collectively as the Overlap Persons, that are or may become stockholders, directors, officers, employees and agents of News Corp and its affiliates, which we refer to each as an Other Entity, is presented, offered, or otherwise acquires knowledge of a potential business opportunity for us, which we refer to as a Potential Business Opportunity:

•	such Overlap Person will have no duty to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to an Other Entity, such Overlap Person shall have no duty or obligation to refer such Potential Business Opportunity to us and will not be liable to us for such referral or for any failure to give us notice of, or refer us to, such Potential Business Opportunity;

•	any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to it by an Overlap Person; and

•	if an Overlap Person refers a Potential Business Opportunity to an Other Entity, then, as between us and such Other Entity, we shall be deemed to have renounced, to the fullest extent permitted by law, any interest or right to such Potential Business Opportunity.

The effect of these provisions could result in the Overlap Persons submitting any Potential Business Opportunities to News Corp.
We may enter into and perform additional agreements or transactions with an Other Entity and, to the fullest extent permitted by law and the provisions of the Bylaws, no such agreement or transaction, nor the performance thereof by us or by an Other Entity, shall be considered contrary to any fiduciary duty owed to us, or to any of our stockholders, by any Overlap Person by reason of the fact that such person is an Overlap Person and no Overlap Person shall have or be under any fiduciary duty to us, or to any of our stockholders, by reason of the fact that such person is an Overlap Person, to refrain from acting on behalf of us or News Corp in respect of any such agreement or transaction or performing any such agreement or transaction in accordance with its terms. Each such Overlap Person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and shall be deemed not to have breached his or her duties of loyalty to us or any of our stockholders, and not to have derived an improper personal benefit therefrom.
No amendment or repeal of, or adoption of any provision inconsistent with, the foregoing provisions will have any effect upon any agreement or arrangements entered into prior to the time of such amendment, repeal or adoption, including any allocation of any business opportunity between us and any Other Entity or any duty or obligation owed by any Overlap Person to us with respect to any corporate opportunity prior to such time.